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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   X  )*
                                           -----


                               XYLAN CORPORATION
         -------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $0.001 par value
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  984151-10-0
                   -----------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 Pages

-----------------------                                  ---------------------
  CUSIP NO. 984151-10-0                  13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Pikover 1995 Irrevocable Trust


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            90,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             90,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      90,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.2%, based on 41,947,025 total shares outstanding as of December 31, 1996

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 984151-10-0                  13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Pikover Trust


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,430,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,430,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,430,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6%, based on 41,947,025 total shares outstanding as of December 31, 1996


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 984151-10-0                  13G                PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Pikover Irrevocable Children's Trust


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            300,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             300,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      300,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1%, based on 41,947,025 total shares outstanding as of December 31, 1996

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 8 pages

                                                                         Page 5
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


Fee enclosed [_] or Amendment No.

Item 1(a) Name of Issuer:

          XYLAN Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:

          26679 W. Agoura Road, Suite 100
          Calabasas, CA 91302

Item 2(a) Name of Person(s) Filing:

          Pikover 1995 Irrevocable Trust
          The Pikover Trust
          Pikover Irrevocable Children's Trust

Item 2(b) Address of Principal Business Office:

          3531 Sweetwater Mesa Rd.
          Malibu, CA  90265

Item 2(c) Citizenship:   California

Item 2(d) Title of Class of Securities:  Common Stock, $0.001 par value

Item 2(e) CUSIP Number:  984151-10-0

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)    __   Broker Dealer registered under Section 15 of the Act
          (b)    __   Bank as defined in Section 3(a)(6) of the Act
          (b)    __   Insurance Company as defined in Section 3(a)(19)
                      of the Act
          (c)    __   Investment Company registered under Section 8 of the
                      Investment Company Act
          (d)    __   Investment Adviser registered under Section 203 of
                      the Investment Advisers Act of 1940
          (e)    __   Employee Benefit Plan, Pension Fund which is subject
                      to the provisions of the Employee Retirement Income
                      Security Act of 1974 or Endowment Fund;
                      see (S)240.13d-1(b)(1)(ii)(F)
          (f)    __   Parent Holding Company, in accordance with
                      (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
          (g)    __   Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)


                               Page 5 of 8 pages

Item 4    Ownership

          (a) Amount Beneficially Owned:

              Pikover 1995 Irrevocable Trust          90,000
              The Pikover Trust                       2,430,000
              Pikover Irrevocable Children's Trust    300,000

          (b) Percent of Class:

              Pikover 1995 Irrevocable Trust          0.2%
              The Pikover Trust                       6%
              Pikover Irrevocable Children's Trust    1%
           (*based on 41,947,025 total shares outstanding as of December 31,
             1996)

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote

                   Pikover 1995 Irrevocable Trust         90,000
                   The Pikover Trust                      2,430,000
                   Pikover Irrevocable Children's Trust   300,000

              ii)  shared power to vote or to direct the vote  None

              iii) sole power to dispose or to direct the disposition of

                   Pikover 1995 Irrevocable Trust          90,000
                   The Pikover Trust                       2,430,000
                   Pikover Irrevocable Children's Trust    300,000

              iv)  shared power to dispose or to direct the disposition of

Item 5    Ownership of 5% or Less of a Class:

           not applicable

Item 6    Ownership of More than 5% on Behalf of Another Person:

           not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           not applicable

Item 8    Identification and Classification of Members of the Group:

           Pikover 1995 Irrevocable Trust (OO)
           The Pikover Trust (OO)
           Pikover Irrevocable Children's Trust (OO)

                               Page 6 of 8 pages

                                                                          Page 7
Item 9.  Notice of Dissolution of the Group.

           not applicable

                               Page 7 of 8 pages

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transactions having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and believe, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1997

PIKOVER 1995 IRREVOCABLE TRUST

/s/ YURI PIKOVER
---------------------------
Yuri Pikover, Trustee


THE PIKOVER TRUST

/s/ YURI PIKOVER
---------------------------
Yuri Pikover, Trustee


PIKOVER IRREVOCABLE CHILDREN'S TRUST

/s/ YURI PIKOVER
---------------------------
Yuri Pikover, Trustee



                               Page 8 of 8 pages